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                                                                     EXHIBIT 5.1


                                                               December 17, 1996

Summit Design, Inc.
9305 S.W. Gemini Drive
Beaverton, OR  97008

     RE: REGISTRATION STATEMENT ON FORM S-8


Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Summit Design, Inc., a Delaware corporation (the "Registrant" or "you"), with the Securities and Exchange Commission on or about December 17, 1996, in connection with the registration under the Securities Act of 1933, as amended (the "1933 Act"), of an aggregate of 1,861,069 shares of your Common Stock, $0.01 par value (the "Shares"), reserved for issuance pursuant to the 1994 Stock Plan, the 1996 Director Option Plan and the 1996 Employee Stock Purchase Plan (the "Plans"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares by the Registrant under the Plans.

     It is our opinion that the Shares will be, when issued and sold in the manner referred to in the Plans, legally issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any subsequent amendment thereto.


                              Very truly yours,

                              /s/ Wilson Sonsini Goodrich & Rosati

                              WILSON SONSINI GOODRICH & ROSATI
                              Professional Corporation